KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                                  EXECUTIVE PLAN
                                           (Restated November 17, 1998)
                                    -------------------------------------------
         THIS RESTATED EXECUTIVE PLAN (the "Plan") is executed this 17th day of November, 1998, by Kansas City Southern Industries, Inc. ("KCSI"), a corporation organized under the laws of the State of Delaware.

         WITNESSETH:

         WHEREAS, KCSI and certain of its subsidiaries maintain qualified plans subject to Sections 401(a)(17) and 415 of the Internal Revenue Code, which limit the annual contributions permitted to certain participants in such plans; and

         WHEREAS, KCSI prefers to provide a benefit to certain participants in addition to the annual contributions permitted under the qualified plans and therefore established this Executive Plan on January 18, 1985; and

         WHEREAS, KCSI now wishes to amend the Plan to change the method and timing for the payment of benefits hereunder.

         NOW, THEREFORE, KCSI hereby amends and restates the Plan to provide as follows:

         1.1      Definitions.

         1.2 "Account" shall mean the separate account which the Company has maintained for a Participant under the Plan through the date of this restatement of the Plan.

         1.3 "Annual Benefit" shall mean the amount of a Participant's annual benefit under the Plan, which shall be the amount by which (a) below exceeds (b) below:

         (a) The amount of the annual contributions (other than elective deferrals) and forfeitures which the Participant would have been entitled to receive under one or more of the Qualified Plans, except that (1) any limitations imposed on such contributions under Section 401(a)(17) or 415 of the Internal Revenue Code shall be disregarded, (2) in computing such amount, the definition of "Compensation" contained in Section 1.4 herein shall be used instead of the definition of "Compensation" contained in such Qualified Plans, if different, (3) the amount of matching contributions that the Participant would have been entitled to receive under the Kansas City Southern Industries, Inc. 401(k) Plan ("401(k) Plan") shall be deemed to be equal to 3% of the
Participant's   Compensation,  and  (4)  any  eligibility  requirements  for participation in the Qualified Plans shall be disregarded; and

         (b) The amount of the annual contributions (other than elective deferrals) and forfeitures which the Participant is entitled to receive under the Qualified Plans as limited by Sections 401(a)(17) and 415 of the Internal Revenue Code and any eligibility requirements for participation in the Qualified Plans, and with respect to the 401(k) Plan, treating the Participant as having received the maximum matching contributions available under Section 3.01 of the 401(k) Plan, as if the Participant had made the maximum elective deferrals permitted by Section 402(g) of the Code, disregarding the limitations of Article XII of the 401(k) Plan.

         1.4 "Compensation" shall mean actual cash compensation paid to a Participant as base compensation and incentive compensation for a taxable year, but not including any amount paid as severance pay. If a Participant and the Company have entered into an agreement fixing the value of a Participant's annual compensation for purposes of this Plan for a particular year, then that value shall be deemed to be such Participant's annual base and incentive compensation for that year, and such annual base and incentive compensation shall be deemed to be paid ratably throughout that year.

         1.5 "Company" shall mean Kansas City Southern Industries, Inc., and each of its subsidiary companies which is at least eighty percent (80%) owned.

         1.6   "Compensation   Committee"   shall  mean  the   Compensation  and
Organization Committee of the Board of Directors of Kansas City Southern Industries, Inc.

         1.7 "Participant" is an employee of the Company who is eligible to participate in the Plan under Section 2 and whose participation in the Plan is approved by the Chief Executive Officer and the Chairman of the Board of the Company (or upon the approval of the Chief Executive Officer alone, if there is no Chairman of the Board then in office).

         1.8 "Plan" shall mean the deferred compensation plan established and continued by the Company in the form of this Plan, designated as the "Kansas City Southern Industries, Inc. Executive Plan (Restated November 17,
1998)."

         1.9 "Qualified Plans" shall mean the Kansas City Southern Industries, Inc. Profit Sharing Plan, The Employee Stock Ownership Plan, and the Kansas City Southern Industries, Inc. 401(k) Plan or any successor plans.

         1.10 "Vesting Schedule" shall mean the vesting schedule applicable to each Participant under the terms and provisions of the KCSI Profit Sharing Plan.

         2. Eligibility. Eligibility in the Plan shall be limited to any employee of the Company who is a corporate officer of the Company for whom the Company's contributions to the Qualified Plans are limited or prohibited as provided under (1) Section 401(a)(17) of the Internal Revenue Code, (2) Section 415 of the Internal Revenue Code, and/or (3) the eligibility requirements of one or more of the Qualified Plans.

         3. Election of Form of Benefits. Each Participant may elect to receive the Annual Benefit available under the Plan either in cash or through a grant of non-qualified stock options to purchase shares of common stock of the Company ("Stock Options"). Such election shall be made with respect to each calendar year covered by the Plan, but will be an on-going election which remains in effect until changed, unless the Participant otherwise specifies in the election. The election for calendar year 1997 shall be made not later than the later of November 15, 1997 or at least fifteen (15) days before the actual grant of the Participant's benefits for 1997, and elections for subsequent calendar years must be made not later than October 31 of that year, or, for 1998, at least fifteen (15) days before the actual grant of benefits for the Participant for 1998. An on-going election may be changed at any time by a Participant, but any such change shall not be effective for the calendar year in which the election is made unless such change is made prior to October 31 of such year, except for 1998, such change must be made at least fifteen (15) days before the actual grant of benefits for the Participant for 1998. If no election is made by a Participant for a calendar year, the Participant's Annual Benefit for that year shall be in the form of a grant of Stock Options. Elections of part cash and part Stock Options will not be permitted. Notwithstanding the foregoing or any election made by a Participant to receive an Annual Benefit in Stock Options, no Stock Options will be issued unless the Participant is an active employee of the Company on the date of grant of the Stock Options, but instead the Annual Benefit will be paid in cash.

         4.1 Payment of Annual Benefit. Annual Benefits under the Plan shall be paid as Stock Options, unless the Participant shall have elected in accordance with Section 3 hereof to receive cash.

         4.2 Time of Payment. Annual Benefits shall be paid by no later than the end of the year following the calendar year to which the Annual Benefits relate.

         4.3 Stock Option Grants. If a Participant has elected to receive his or her benefit in the form of Stock Options, the Compensation Committee shall grant the Participant Stock Options which the Compensation Committee determines have a value equal to 125% of the Annual Benefit, rounded to the nearest whole share. The Compensation Committee shall value the Stock Options as of the time of grant using the Black-Scholes method in the manner determined by the Compensation Committee applied on a consistent basis.

         4.4  Termination  During  a  Calendar  Year.  If  a   Participant's
employment is terminated during a calendar year for any reason, the Participant shall be entitled to an Annual Benefit for the year of termination only if the Participant is entitled to a contribution under one or more Qualified Plans in such year. Following the date of termination of employment, the Participant shall not be entitled to any further benefits under the Plan (except for payment of Annual Benefits, if any, through the date of termination of employment).

         4.5 Vesting Schedule. Stock Options granted under this Plan shall become exercisable in accordance with the Vesting Schedule. Notwithstanding any other provision of this Plan to the contrary, no cash distributions shall be made from the Plan except to the extent that the amount distributed is vested in accordance with the Vesting Schedule, and any undistributed cash balance of any Account shall earn a return based on a hypothetical investment of such undistributed cash balance in the following investments: 33 1/3 percent in Janus Venture Fund, 33 1/3 percent in Janus Twenty Fund and 33 1/3 percent in Janus Worldwide Fund, and shall be distributed as it vests under the Vesting Schedule.

         5. Distribution of Existing Balances. Each Participant with an existing balance held in an Account as of November 17, 1998 shall be given an election to receive his existing balance either in cash or through a grant of Stock Options. Such election shall be made not later than at least fifteen (15) days before the actual distribution of the existing balances from Accounts, which distribution shall take place promptly following the restatement of this Plan on November 17, 1998.

         6. No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or any other person.

         7. Source of Payments. The Participant and any other person or persons having or claiming a right to benefits hereunder or to any interest in the Plan shall rely solely on the unsecured promise of the Company set forth herein and nothing in the Plan shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future, but the Participant shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

         8. No Assignment. The right of the Participant or any other person to the payment of benefits under the Plan shall not be assigned, transferred, pledged or encumbered in any way.

         9. Incapacity of Participant or Beneficiary. If the Compensation Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister, or to any person deemed by the Compensation Committee to have incurred expense for such person otherwise entitled to payment in accordance with the applicable provisions of Section 4 above. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

         10. Compensation Committee Powers and Liabilities. The Compensation Committee in its absolute discretion shall have the full power and authority to interpret, construe and administer the Plan and the Compensation Committee's interpretations and construction thereof, and action thereunder, including the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Compensation Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

         11. Benefits Not Treated as Compensation. Any benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under the Plan or any profit sharing plan, pension plan or any other arrangement of the Company for the benefit of its employees.

         12. Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Missouri, excluding its choice of laws.

         13. Merger. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

         14. Amendment. This Plan may be amended at any time and from time to time by the Compensation Committee.

         15. Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.


         IN WITNESS WHEREOF, this Restated Plan has been duly executed as of the day and year first above stated.


                                         Kansas City Southern Industries, Inc.

                                            By   /s/ Landon H. Rowland
                                              -------------------------------
                                              Landon H. Rowland, President